Exhibit 99.1

      American Retirement Corporation Closes Cypress Acquisition

    NASHVILLE, Tenn.--(BUSINESS WIRE)--March 6, 2006--American Retirement Corporation (NYSE: ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced that it completed the acquisition, through newly-formed joint ventures, of four senior living communities from affiliates of Cypress Senior Living, Inc. for an aggregate purchase price of $146.3 million. The communities are located in Arlington, Dallas and Ft. Worth, Texas and Leawood, Kansas.
    The communities were acquired through two joint ventures, which are owned 20% by the Company and 80% by an institutional real estate investor. Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., provided approximately $96 million of first mortgage financing for the transaction. The debt has a five year term and requires the payment of interest only at a floating rate based upon LIBOR. The remainder of the purchase price was funded by proportional capital contributions from the members of the joint venture entities. ARC will manage the portfolio pursuant to a long-term management agreement.
    The portfolio is comprised of 896 independent living units, with an average of 224 units per community. The four communities generated total revenues of approximately $19 million for the year ended December 31, 2005, with ending occupancy for the month of December of approximately 86% for the portfolio.
    "We are excited about adding these high-quality communities into our portfolio. These communities fit us extremely well. They are well located in major metropolitan markets, add to our local market critical mass in two key markets and, yet, we see a significant upside potential," said Bill Sheriff, Chairman, President and CEO of the Company. "We are also pleased to partner once again with Merrill Lynch in this transaction. They continue to demonstrate a strong understanding of the senior housing market and we look forward to future transactions with them. The joint venture structure allows us to judiciously use our cash resources and to maximize our shareholders' value by obtaining a strong return through our management fee and minority interest, which includes a provision for enhanced returns based on exceeding certain targets."
    The Company will file a Form 8-K with the SEC which provides further information concerning the transaction.

    Company Profile

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 80 senior living communities in 19 states, with an aggregate unit capacity of approximately 15,200 units and resident capacity of approximately 16,900. The Company owns 31 communities (including 13 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements.

    Safe Harbor Statement

    Statements contained in this press release and statements made by or on behalf of ARC relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's expectations concerning the future financial performance of the acquired communities and their effect on the Company's financial performance and all statements regarding future collaborations with Merrill Lynch Capital. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following:
(i) the Company's ability to successfully integrate the Cypress portfolio into the Company's operations, (ii) the Company's ability to successfully locate and consummate future transactions with Merrill Lynch Capital, (iii) the risk that the Company will be unable to improve its results of operations, increase cash flow and reduce expenses, (iv) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general,
(v) the risk associated with the Company's debt and lease obligations, and (vi) the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 under the caption "Risk Factors" and in the Company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412